Exhibit 99.1

Nationally Recognized MD Joins Samaritan Pharmaceuticals’ Board of Directors

LAS VEGAS, June 12, 2007 (PRIME NEWSWIRE) — Samaritan Pharmaceuticals Inc. (AMEX:LIV - News), a developer of innovative life saving drugs, announces Doug Bessert has decided for personal reasons to step down from his position on the Board of Directors, effective June 7, 2007, and has consented to a cooperative partial lock up agreement effective until December 2008. Additionally, Samaritan Pharmaceuticals is pleased to announce it has appointed Dr. Julio Garcia to its Board of Directors.

Dr. Garcia is a nationally recognized surgeon, medical practitioner and business executive has appeared on the Discovery TV Channel numerous times. He joins the Board with a proven history of achieving growth and brings extensive experience in strategic planning, innovation, medical marketing and corporate development.

Dr. Garcia serves on the Board of Trustees of the Clark County Medical Society in Nevada.

Dr. Garcia is Board Certified in Plastic Surgery by the American Board of Plastic Surgeons and the American Board of Facial Plastic and Reconstructive Surgery. He is a Fellow of the American College of Surgeons and a member of the American Society of Plastic Surgeons, American Academy of Cosmetic Surgery, the American Society of Aesthetic Surgery, and the American Society for Laser Medicine and Surgery.

In addition, Dr. Garcia is a Board Certified Physician in the American Academy of Anti-Aging Medicine and is the Medical Director of Ageless Forever.

Dr. Julio Garcia stated, “I am extremely pleased to join the Board and eager to work with other Board members to help highlight the underlying growth potential of Samaritan.’ Dr. Garcia continued, ‘Also, on a personal level for me it’s exciting to be a part of bringing life saving drugs to suffering patients and their families.”

Samaritan Pharmaceuticals:
“Transforming Today’s Science Into Tomorrow’s Cures...’’

Samaritan Pharmaceuticals is an entrepreneurial biopharmaceutical company that concentrates its efforts toward commercializing new innovative therapeutic products. Samaritan has partnered its Phase II infectious disease drug SP-01A, an oral HIV viral-entry inhibitor, to Pharmaplaz, Ireland. Additionally, its Alzheimer’s drug Caprospinol, with the potential to restore memory loss in Alzheimer’s disease patients, has been issued an IND by the FDA. Samaritan has several drugs in nonclinical studies preparing for IND development; it is evaluating the use of SP-1000 for Hypersholestolemia patients and the use of SP-10T1 as an ``oral treatment’’ for Hepatitis-C. In addition, Samaritan has acquired the marketing and sales rights to sell ten revenue-generating products in various Eastern European countries.

Website, http://www.samaritanpharma.com. Please register so we can notify you of upcoming conference calls, news and events.

Disclaimer
The company disclaims any information that is created by an outside party and endorses only information that is communicated by its press releases, filings, and Website. This news release contains forward-looking statements that reflect management’s current beliefs about the potential for its drug candidates, science, and technology. However, as with any biopharmaceutical under development, there are significant risks and uncertainties in the process of development and regulatory review. There are no guarantees that products will prove to be commercially successful. For additional information about the factors that affect the company’s business, please read the company’s latest Form 10-K filed April 13, 2007. The company undertakes no duty to update forward-looking statements.

Contact:

Samaritan Pharmaceuticals, Inc.

Richard Brown

(702) 735-7001

RichardBrown@SamaritanPharma.com

Source: Samaritan Pharmaceuticals, Inc.